Exhibit 99.1

Press Release	For More Information Contact:
For Immediate Release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Record Results for 2004

EMERYVILLE, CA - (February 10, 2005) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fourth quarter and fiscal year ended January 1, 2005. For the year, Pixar earned $141.7 million, or $2.38 per fully diluted share, on revenues of $273.5 million. This compares to earnings of $124.8 million, or $2.17 per fully diluted share, on revenues of $262.5 million for the year ended January 3, 2004.

For the quarter, Pixar earned $55.2 million, or $0.91 per fully diluted share, on revenues of $108.9 million. This compares to earnings of $83.9 million, or $1.44 per fully diluted share on revenues of $164.8 million, achieved in the fourth quarter of 2003.

“The stellar box office performance of The Incredibles, combined with the continuing success of Finding Nemo on home video, has resulted in our most profitable year to date,” said Pixar CEO Steve Jobs. “Looking ahead, The Incredibles’ DVD will be the one to own when it hits shelves on March 15.”

The company will discuss its fourth quarter and fiscal year 2004 earnings results during the conference call to be held today, Thursday, February 10, 2005, at 5:00 p.m. EST, 2:00 p.m. PST. The call, hosted by Pixar’s Chairman and Chief Executive Officer, Steve Jobs, and Executive Vice President and Chief Financial Officer, Simon Bax, can be accessed by dialing 800-553-5275 (U.S.) or 612-332-0725 (Int’l) approximately 10 minutes prior to the start time. A replay of the call will be provided through Monday, February 14, 2005 until midnight EST. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 765599.

Pixar also will provide live audio streaming of its fourth quarter and full year 2004 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created six of the most successful and beloved animated films of all time: Toy Story, A Bug’s Life, Toy Story 2, Monsters, Inc., Finding Nemo and The Incredibles. Pixar has won 16 Academy Awards® and its six films have grossed more than $3.2 billion at the worldwide box office to date. The Northern California studio will release its next film, Cars, on June 9, 2006.

This release contains forward-looking information regarding Pixar’s targeted release date for Pixar’s next film and actual results may differ materially. Factors that could cause delays in the release of the film include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements or other marketing or distribution factors; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2003 Form 10-K and 2004 Third Quarter Form 10-Q, particularly the sections on risks, for important factors that could cause actual results to differ.

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Pixar Animation Studios

Condensed Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Revenue:
Film	$105,610	$161,345	$260,831	$250,383
Software	3,286	3,437	12,641	12,115

Total revenue	108,896	164,782	273,472	262,498

Cost of revenue	13,336	23,014	29,881	38,058

Gross profit	95,560	141,768	243,591	224,440

Operating expenses:
Research and development	5,601	3,325	17,371	15,311
Sales and marketing	740	653	2,484	2,422
General and administrative	5,094	2,839	15,015	12,783

Total operating expenses	11,435	6,817	34,870	30,516

Income from operations	84,125	134,951	208,721	193,924
Other income, net	3,946	1,895	12,419	10,517

Income before income taxes	88,071	136,846	221,140	204,441
Income tax expense	32,897	52,973	79,418	79,673

Net income	$55,174	$83,873	$141,722	$124,768

Basic net income per share	$0.95	$1.52	$2.50	$2.30

Diluted net income per share	$0.91	$1.44	$2.38	$2.17

Shares used in computing basic net income per share	58,061	55,338	56,760	54,219

Shares used in computing diluted net income per share	60,746	58,442	59,545	57,422

Pixar Animation Studios

Condensed Balance Sheets

(Unaudited, in thousands)

	January 1, 2005	January 3, 2004
ASSETS

Cash and investments	$854,784	$521,923
Receivables, net	81,962	204,897
Prepaid expenses and other assets	2,227	1,047
Deferred income taxes	70,424	51,496
Property and equipment, net	125,602	115,026
Capitalized film production costs	140,038	107,667

Total assets	$1,275,037	$1,002,056

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$5,392	$1,803
Accrued liabilities	26,971	13,007
Income taxes payable	14,077	37,595
Unearned revenue	8,502	9,141

Total liabilities	54,942	61,546

Shareholders’ equity:
Common stock	687,387	546,999
Accumulated other comprehensive income (loss)	(2,211)	314
Retained earnings	534,919	393,197

Total shareholders’ equity	1,220,095	940,510

Total liabilities and shareholders’ equity	$1,275,037	$1,002,056